Exhibit 10.1

BSQUARE CORPORATION

EXECUTIVE BONUS PLAN

1.Purpose

This Executive Bonus Plan (this “Bonus Plan”) is intended to provide an incentive for superior work and to motivate eligible executive officers of BSQUARE Corporation (the “Company”) and its subsidiaries toward strong achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives.

2.Administration

(a)General.Subject to applicable law and regulation, the Board of Directors of the Company (the “Board”), or a committee of the Board (the “Committee”) so designated by the Board, shall have the sole discretion and authority to administer and interpret this Bonus Plan (the Board or such Committee, as applicable, the “Administrator”).

(b)Discretionary Authority.Subject to the express limitations of the Plan, the Administrator shall have authority in its sole discretion to determine the time or times at which bonus payments are made, the selection of Covered Executives, the determination of Performance Goals (as defined below), form of payment, and all other terms of the bonus payment. The Administrator shall have discretionary authority to interpret this Bonus Plan, to make all factual determinations under this Bonus Plan, and to make all other determinations necessary or advisable for the administration of this Bonus Plan. All interpretations, determinations, and actions, by the Administrator shall be final, conclusive, and binding upon all parties.

3.Covered Executives

From time to time, the Administrator may select certain key executives of the Company (the “Covered Executives”) to be eligible to receive bonuses hereunder.

4.Bonus Determinations

(a)Performance Goals.The Administrator may establish performance goals that relate to financial, operational or other performance of the Company or any of its subsidiaries or divisions, to individual performance objectives of the Covered Executive or to any other performance goal established by the Administrator in connection with a potential bonus payment (the “Performance Goals”).  Performance Goals may relate to annual, semi-annual, quarterly or other performance periods established by the Administrator.  It is expected that the Administrator establish annual bonus programs pursuant to this Bonus Plan.  Following the completion of any performance period (at a time determined by the Administrator in its sole discretion) the Administrator may evaluate attainment of the Performance Goals.  The Administrator may revise or refine Performance Goals in its discretion.

(b)Bonus Formulas.Except as otherwise set forth in this Bonus Plan or determined by the Administrator, any bonuses paid to Covered Executives under this Bonus Plan shall be based upon formulas that tie such bonuses to attainment of the Performance Goals. Notwithstanding the foregoing, the Company may pay bonuses (including discretionary bonuses) to Covered Executives under this Bonus Plan based upon such other terms and conditions as the Administrator may in its sole discretion determine.

(c)Amount of Payment.The Administrator is authorized to determine in its sole discretion the amount of any bonus payment to a Covered Executive, the percentage attainment of any applicable Performance Goals, and any other matter relating to the amount of a bonus payment.

5.Eligibility and Participation

The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the date the Administrator determines that a bonus is payable to the Covered Executive; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including in the case of a Covered Executive’s termination of employment, retirement, death or disability, or as may be required by an individual employment or similar agreement.

6.Form of Payment

The Administrator may, in its sole discretion, provide that all or a portion of a bonus payment be paid to a Covered Executive as a stock option, stock award or other form of equity compensation (a “Share-Based Bonus”) pursuant to the Company’s Fourth Amended and Restated Stock Plan (or any other equity incentive plan of the Company that has been approved by the Company’s shareholders) (the “Equity Incentive Plan”). In such event, the Share-Based Bonus shall be documented in accordance with, and be governed in all respects by, the Equity Incentive Plan and the applicable award agreement thereunder.  Unless otherwise provided by the Administrator, any Share-Based Bonus shall not be deemed granted until the date the Administrator determines specific number of shares of its common stock subject to such Share-Based Bonus, and the exercise or conversion price of a Share-Based Bonus may not be less than the fair market value (as defined in the Equity Incentive Plan) on such date.

7.Effective Date; Amendment and Termination

This Bonus Plan shall become effective at the time specified in the resolutions of the Board adopting this Bonus Plan (the “Effective Date”). The Board reserves the right to amend or terminate this Bonus Plan at any time in its sole discretion.

8.No Right to Employment

Nothing in this Bonus Plan shall confer upon any Covered Executive the right to continue in the employ of the Company or affect any right which the Company may have to terminate such employment.

9.Required Taxes

No later than the date as of which an amount first becomes includible in the gross income of a Covered Executive for federal, state, local or foreign income or employment or other tax purposes with respect to any award under this Bonus Plan, such Covered Executive shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Bonus Plan shall be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Covered Executive.

10.Governing Law

All questions concerning the construction, interpretation and validity of this Bonus Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington. In furtherance of the foregoing, the internal law of the State of Washington will control the interpretation and construction of this Bonus Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.Miscellaneous

(a)Third Party Rights.This Bonus Plan shall not confer on any person other than the Company and any Covered Executive any rights or remedies hereunder.

(b)Assignment. The terms of this Bonus Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(c)Headings.The headings in this Bonus Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.